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UNITED STATES

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SECURITIES AND EXCHANGE COMMISSION

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Washington, D.C. 20549

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SCHEDULE 13G

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Under the Securities Exchange Act of 1934

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(Amendment No. 4 )*

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Jo-Ann Stores, Inc.

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(Name of Issuer)

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Class B Common Stock

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(Title of Class of Securities)

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47758P208

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(CUSIP Number)

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Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

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The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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PAGE 1 OF 4 PAGES

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CUSIP No. 47758P208

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1) NAME OF REPORTING PERSON

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S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

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First Pacific Advisors, Inc.

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04-3118452

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2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

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(A) [ ]

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N/A (B) [ ]

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3) SEC USE ONLY

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4) CITIZENSHIP OR PLACE OF ORGANIZATION

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Massachusetts

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(5) SOLE VOTING POWER

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-0-

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NUMBER OF

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SHARES (6) SHARED VOTING POWER

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BENEFICIALLY 1,217,700

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OWNED BY EACH

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REPORTING (7) SOLE DISPOSITIVE POWER

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PERSON WITH -0-

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(8) SHARED DISPOSITIVE POWER

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1,611,000

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9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

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1,611,000

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10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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N/A

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11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

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18.3

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12) TYPE OF REPORTING PERSON*

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IA

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*SEE INSTRUCTION BEFORE FILLING OUT!

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PAGE 2 OF 4 PAGES

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ITEM 1(a) NAME OF ISSUER.

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Jo-Ann Stores, Inc.

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ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

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5555 Darrow Road, Hudson, OH 44236

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ITEM 2(a) NAME OF PERSON FILING.

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First Pacific Advisors, Inc.

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ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

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11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064

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ITEM 2(c) CITIZENSHIP OR PLACE OF ORGANIZATION.

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Massachusetts

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ITEM 2(d) TITLE OF CLASS OF SECURITIES.

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Class B Common Stock

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ITEM 2(e) CUSIP NUMBER.

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47758P208

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ITEM 3 REPORTING PERSON.

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See Item 12 on cover page

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ITEM 4 OWNERSHIP.

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See Items 5 - 11 on cover page

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ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

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N/A

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ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

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N/A

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ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED

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THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

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N/A

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PAGE 3 OF 4 PAGES

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ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

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N/A

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ITEM 9 NOTICE OF DISSOLUTION OF GROUP.

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N/A

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ITEM 10 CERTIFICATION.

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By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

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October 4, 2001

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Date

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/s/ J. Richard Atwood

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Signature

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J. Richard Atwood, Principal and Chief Operating Officer

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Name/Title

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